UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2018

TopBuild Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36870	47-3096382
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 North Williamson Boulevard Daytona Beach, Florida 32114
(Address of Principal Executive Office)

Registrant’s telephone number, including area code (386) 304-2200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR   240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.

On March 1, 2018, TopBuild Corp., a Delaware corporation (“TopBuild”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Legend Holdings LLC, a Delaware limited liability company (“Seller”), USI Legend Parent, Inc., a Delaware corporation (“USI”), and Racecar Acquisition Corp., a Delaware corporation and wholly owned subsidiary of TopBuild (“Merger Sub”).  Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into USI, with USI surviving the merger as a wholly owned subsidiary of TopBuild (the “Merger”).  At Closing, TopBuild will pay aggregate consideration of $475.0 million in cash, subject to a customary purchase price adjustment mechanism providing that USI be free of cash and debt at Closing.

Consummation of the Merger is subject to customary conditions, including the absence of legal restraints and the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Clearance”).  Each party’s obligation to consummate the Merger is also subject to the accuracy of the representations and warranties of the other parties (subject to certain exceptions) and the performance in all material respects of the other parties’ respective covenants under the Merger Agreement.  Consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains certain termination rights for both TopBuild, on the one hand, and Seller, on the other hand.  The Merger Agreement provides that, upon termination under specified circumstances related to the failure to obtain HSR Clearance or the imposition of certain requirements by governmental authorities in order to obtain HSR Clearance,  TopBuild would be required to pay to Seller a termination fee of $25.0 million.

The foregoing description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Merger Agreement is filed with this Current Report on Form 8-K to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about TopBuild, Seller, USI or Merger Sub.  The representations, warranties and covenants contained in the Merger Agreement were made solely for purposes of such agreement and as of specific dates, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders.  Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of TopBuild, Seller, USI or Merger Sub.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in TopBuild’s public disclosures, except to the extent required by law.

Item 7.01        Regulation FD Disclosure.

On March 2, 2018, TopBuild issued a press release announcing the Merger Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by TopBuild under the Securities Act of 1933, as amended.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of March 1, 2018, by and among Legend Holdings LLC, USI Legend Parent, Inc., TopBuild Corp. and Racecar Acquisition Corp.

99.1	Press Release dated March 2, 2018

*          The exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. TopBuild will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPBUILD CORP.

Date: March 2, 2018	By:	/s/ John S. Peterson
John S. Peterson
Vice President and Chief Financial Officer